                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 _____________


                                  SCHEDULE 13G

                                (Rule 13d-102)

       INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                             (Amendment No. _____)*


                     NorthPoint Communications Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   666610 10 0
                        ------------------------------
                                 (CUSIP Number)

                               February 14, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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------------------------                                  ---------------------
  CUSIP NO.  666610 10 0             13G                     Page 2 of 5 Pages
------------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      MICHAEL W. MALAGA

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      USA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            7,361,030

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             7,361,030

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      7,361,030
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      5.9% (AS OF 12/31/99)

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

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----------------------                                      -------------------
CUSIP No. 666610 10 0              13G                        Page 3 of 5 Pages
----------------------                                      -------------------

Item 1(a). Name of Issuer:

           NorthPoint Communications Group, Inc.
           ---------------------------------------------------

Item 1(b). Address of Issuer's Principal Executive Offices:

           303 2nd Street, San Francisco, CA 94107
           ---------------------------------------------------

Item 2(a). Name of Person Filing:

           Michael W. Malga
           ---------------------------------------------------

Item 2(b). Address of Principal Business Office or, if none, Residence:

           303 2nd Street, San Francisco, CA 94107
           ---------------------------------------------------

Item 2(c). Citizenship

           USA
           ---------------------------------------------------

Item 2(d). Title of Class of Securities:

           Common Stock
           ---------------------------------------------------

Item 2(e). CUSIP Number

           666610 10 0
           ---------------------------------------------------



Item 3.

         Not applicable.

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          7,361,030
          --------------------------------------------------

     (b)  Percent of class:

          5.9% (As of 12/31/99)
          --------------------------------------------------

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote               7,361,030
                                                                       ---------
          (ii)  Shared power to vote or to direct the vote                     0
                                                                       ---------
          (iii) Sole power to dispose or to direct the disposition of  7,361,030
                                                                       ---------
          (iv)  Shared power to dispose or to direct the disposition of        0
                                                                        --------

     Instruction: For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

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----------------------                                      -------------------
CUSIP No. 666610 10 0              13G                        Page 4 of 5 Pages
----------------------                                      -------------------

Item 5.

         Not applicable.

Item 6.

         Not applicable.

Item 7.

         Not applicable.

Item 8.

         Not applicable.

Item 9.

         Not applicable.

Item 10.

         Not applicable.

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----------------------                                      -------------------
CUSIP No. 666610 10 0              13G                        Page 5 of 5 Pages
----------------------                                      -------------------



                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                      February 11, 2000
                                              ----------------------------------
                                                            Date

                                                      /s/ Michael W. Malaga
                                              ----------------------------------
                                                          Signature

                                              Michael W. Malaga, Chairman and
                                              Chief Executive Officer
                                              ----------------------------------
                                                          Name/Title

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)